Exhibit 10.1

July 18, 2023

Dear Justin,

Job Title: Controller - Avangrid

Company: Avangrid Management Company

Work Location: Maine, CT

Work Type: Office

Start Date: July 7th, 2023

Congratulations, subject to approval by the Avangrid Board of Directors, I am delighted to offer you this position based on your successful career at Avangrid to date

This is an important stage in the growth of our company and you will play a pivotal role in our journey as part of Avangrid and the Iberdrola family. Please review the details of the employment offer below:

Salary and Benefits

Compensation: USD $355,000.00 YEARLY paid in bi-weekly installments.

Annual Incentive Plan: You will continue to to participate in the Executive Variable Pay Plan (EVP), per the plan terms, with a target opportunity of 40% of your base salary (maximum of 80%) prorated from your month of hire.

LTIP: You are eligible to participate in the Avangrid Long Term Incentive Plan (LTIP) and will receive 20,000 shares for the 2023-25 performance period.

AVANGRID and its affiliates (the “Company”) follow the “Employment-at-Will” principle of employment, which provides you and your employer each the opportunity to end the employment relationship at any time, except for unlawful reasons.

I look forward toworking with you as part of the Avangrid Management Committee and Senior Leadership Team.

Sincerely,

Pedro Azagra

CEO Avangrid

By signing below I acknowledge that I accept this offer of employment.

Print name:	Signature:	Date:

Justin B. Lagasse	.	July 20, 2023